Exhibit 99.1

UPC Holding B.V.

UPC Holding B.V. Provides Selected Financial

Information for the Period Ended June 30, 2009

Amsterdam, the Netherlands — August 5, 2009: UPC Holding B.V. (“UPC Holding”) is today providing selected, preliminary unaudited financial and operating information for the three and six months ended June 30, 2009. UPC Holding is an indirect wholly-owned subsidiary of Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). A copy of this press release will be posted to the Liberty Global website (www.lgi.com). In addition, UPC Holding’s unaudited condensed consolidated financial statements with the accompanying notes are expected to be posted prior to the end of August 2009.

Highlights for the quarter (“Q2”) ended June 30, 2009 as compared to the results for the same period last year (unless noted) include:1

•                  Added 32,000 organic RGUs2 to finish the quarter at 15.8 million RGUs

•                  Reported revenue of €860 million and operating cash flow (“OCF”)3 of €405 million

•                  Achieved rebased4 growth of 1% on revenue and 5% on OCF

•                  Realized an OCF margin5 of 47.0%, representing a 150 basis point improvement

•                  Generated operating income of €50 million

•                  Completed the sale of our Slovenian operation in mid-July

Financial Results

For both the three and six months ended June 30, 2009, our revenue decreased 1% to €860 million and €1.7 billion, respectively, as compared to the corresponding prior year periods. Underlying our reported decline for both periods in 2009 is the unfavorable impact of the strengthening euro relative to our non-euro functional currencies on a year-over-year comparison. Adjusting for the effects of foreign currency (“FX”) movements, we achieved revenue growth of 2% for both the three and six months ended June 30, 2009, as compared to the respective 2008 periods.

Adjusting for the effects of FX and acquisitions, we delivered rebased revenue growth of 1% and 2% for the three and six months ended June 30, 2009, respectively, as compared to the prior year periods. Our operations in Poland and Chile posted the strongest rebased results in both periods, with our operations in Austria, Romania and Hungary continuing to adversely impact our performance. Similar to recent quarters, we continue to generate higher revenue from our advanced services6 portfolio, which is being partially offset by the effects associated with ARPU7 compression, analog churn, and general softness in our non-subscription revenue, including revenue from business-to-business services. Despite these hurdles, we continue to realize improvement in our ARPU per customer. On a local currency basis in the second quarter, our UPC Broadband Division (“UPC”) and VTR both realized ARPU per customer increases of approximately 4%, as compared to the prior year period.

Operating cash flow, for the three and six months ended June 30, 2009, increased to €405 million and €797 million, respectively, each representing a 2% increase over the comparable 2008 period.  Adjusting for both FX and acquisition impacts, we achieved rebased OCF growth of 5% for each of the three-month and six—month periods ended June 30, 2009 as compared to the respective 2008 periods. With respect to the three months ended June 30, 2009, our rebased growth was driven by Poland and Ireland, as well as the Netherlands and Switzerland which both realized improved sequential performances. Rebased OCF growth at VTR of 3% for the three months ended June 30, 2009 was below historical levels due in part to the negative effect of U.S dollar-based programming expenses.

For the three and six months ended June 30, 2009, we reported OCF margins of 47.0% and 46.6%, respectively, reflecting improvements of 150 and 130 basis points, respectively, over the comparable 2008 periods. Our continued year-over-year margin improvement stems largely from increased operational leverage, derived as we grow and scale our business, and the positive impact of our cost containment efforts. During the first half of 2009, UPC posted an OCF margin of 47.7%, a 180 basis point improvement over the prior year period helped by strong margin improvements in Switzerland (350 bps), the Netherlands (260 bps) and Ireland (240 bps).

Subscriber Statistics

At June 30, 2009, our 10.2 million customers subscribed to a total of 15.8 million services, represented by 9.5 million video, 3.8 million broadband internet and 2.5 million telephony RGUs. Reflecting typical seasonality patterns for the three months ended June 30, 2009, we added 40,000 new RGUs from our continuing operations in the quarter, of which 32,000 were organic additions, and the balance added through small acquisitions in Austria and Hungary. Of our organic total, telephony and broadband internet accounted for 66,000 and 64,000 additions, respectively, and video accounted for a loss of 98,000 RGUs.

Our organic subscriber growth continues to be driven by the success of our advanced services, which have grown to represent 61% of our total RGU base. For the three and six months ended June 30, 2009, we organically added 324,000 and 776,000 advanced service subscriptions, respectively. For the second quarter, our advanced service organic additions were led by our operations in Chile, Poland, Romania and Ireland. Our continued growth in advanced services has resulted in part from the success of our bundling strategy. We ended the second quarter with 3.7 million or 36% of our customers taking a multi-product bundle, which reflects a 10% improvement in bundled customers over the last twelve months.

Digital cable remains the strongest of our advanced services, as we added 199,000 and 499,000 organic subscribers in the three and six months ended June 30, 2009, respectively. These gains represent a decline of 10% and an increase of 37%, respectively, over the corresponding prior year periods. For the fifth consecutive quarter, our Central and Eastern European (“CEE”) operations posted the highest regional total for organic digital cable additions. As a result, we have increased digital penetration8 in CEE from 8% at June 30, 2008 to 24% at June 30, 2009.

We finished Q2 with nearly 2.8 million digital cable RGUs and consolidated penetration of 32%, which is a significant increase above our 20% penetration rate at June 30, 2008. We continue to realize ARPU uplift from migrating customers from analog to digital and by upselling digital customers to premium tiers and advanced services. For example, at UPC, we estimate that on average our digital cable ARPU is more than 90% higher than our analog ARPU. This ARPU uplift is driven in part by the fact that we now offer DVR9 functionality in all nine UPC markets, HD in eight markets and VoD in three markets, including the recent introductions of VoD services in Austria and Switzerland. At UPC, more than 35% of our digital cable subscriber base now takes a DVR and/or HD service. In addition, we recently announced an important partnership with RTL, a key commercial broadcaster in the Netherlands, which will further differentiate UPC with a richer “catch-up TV” offer and additional HD feeds of popular channels.

Offsetting our strong growth in digital cable is the ongoing trend of analog subscriber losses at UPC. In the second quarter, we lost 105,000 organic video subscribers at UPC and gained 7,000 organic video subscribers at VTR, for a combined loss of 98,000 RGUs. This result is similar to that realized in the second quarter of 2008.

In terms of the other key advanced products of broadband internet and telephony, we added a combined total of 130,000 and 289,000 organic RGUs in the three and six months ended June 30, 2009, respectively. With respect to next-generation broadband internet, we launched 100+ Mbps, “Fiber Power” products in the capital cities of Austria and Hungary and completed our national roll-out in the Netherlands.  In mid-June, we also repositioned our broadband products in Holland to make them more affordable as part of our bundling strategy. Early results in the Netherlands have been positive, as we have seen an increase of approximately 30% in broadband sales since the repricing, with over 75% of new customers taking speeds of at least 25 Mbps. At present, approximately 50% of our UPC footprint is capable of supporting speeds of 100+ Mbps. With our recent and forthcoming EuroDOCSIS 3.0 broadband internet launches, we are poised to reinvigorate broadband subscriber growth and drive market share gains, as well as voice growth through repositioned bundling programs.

Summary of Third-Party Debt and Cash and Cash Equivalents

The following table details UPC Holding’s consolidated third-party debt and cash and cash equivalents as of the indicated periods:

	June 30,	March 31,
	2009	2009
	in millions

UPC Broadband Holding Bank Facility	€6,209.0	€6,412.0
UPC Holding 7.75% Senior Notes due 2014	384.6	500.0
UPC Holding 8.63% Senior Notes due 2014	230.9	300.0
UPC Holding 8.00% Senior Notes due 2016	300.0	300.0
UPC Holding 9.75% Senior Notes due 2018	373.2	—
UPC Holding 9.875% Senior Notes due 2018	263.4	—
VTR Bank Facility[10]	331.3	351.9
Other debt, including capital lease obligations	29.5	30.9
Total third-party debt	€8,121.9	€7,894.8

Cash and cash equivalents	€124.7	€56.6
Restricted cash[11]	333.4	354.2
Total cash and cash equivalents including restricted cash	€458.1	€410.8

At June 30, 2009, we reported €8,122 million of third-party debt and €458 million of cash and cash equivalents, including restricted cash of €333 million. As compared to March 31, 2009, our third-party debt increased by €227 million in the second quarter, primarily as a result of the issuance of our Senior Notes due 2018. In the first half of 2009, we opportunistically improved our debt maturity schedule. We have extended approximately €4.0 billion of debt to 2014 — 2018, reflecting an improvement of generally two to four years depending upon the debt refinanced. In terms of near-term debt amortizations, approximately 99% of our consolidated debt at UPC Holding matures in 2013 and beyond.

Borrowing Capacity & Covenant Calculations

As of June 30, 2009, UPC Holding had maximum undrawn commitments under Facilities I, L and Q of the UPC Broadband Holding Bank Facility of €323 million, of which we estimate €197 million will be available to borrow upon completion of our second quarter bank reporting requirements. Based on the results for June 30, 2009 and subject to the completion of second quarter bank reporting requirements, (i) the ratio of Senior Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility, was 3.82x,12 and (ii) the ratio of Total Debt to Annualized EBITDA (last two quarters annualized), as defined and calculated in accordance with the UPC Broadband Holding Bank Facility was 4.80x.12

Transaction Update

The following summarizes the transactions that we have completed in 2009:

•                  On March 25, 2009, we rolled €503 million of our €830 million redrawable Facility L due 2012 into Facility Q due 2014 (€267 million) and Facility R due 2015 (€236 million).

•                  On April 27, 2009, we rolled an additional €97 million of Facility L into Facilities Q and R, such that Facilities Q and R total €337 million and €263 million, respectively.

•                  On April 30, 2009, we exchanged €184 million of our Senior Notes due 2014 (€115 million of our 7.75% Senior Notes and €69 million of our 8.63% Senior Notes) into new 9.75% Senior Notes due 2018. Additionally, we issued an aggregate principal amount of €66 million of additional Senior Notes due 2018.

•                  On May 6, 2009, we rolled €1.67 billion of Facility M due 2014 into Facility S due 2016 and $500 million of Facility N due 2014 into Facility T due 2016.

•                  On May 22, 2009, we rolled an additional €30 million of Facility M into Facility S, such that Facility S is now €1.7 billion.

•                  On May 29, 2009, we issued an aggregate principal amount of $400 million in 9.875% Senior Notes due 2018 and an incremental €150 million in aggregate principal amount of 9.75% Senior Notes due 2018, generating over €395 million in gross proceeds.

•                  On June 3, 2009, we rolled an additional €1.24 billion of Facility M into Facility U due 2017.

UPC Broadband Holding Bank Facility

The following table details the key terms of the UPC Broadband Holding Bank Facility at June 30, 2009:

		As of June 30, 2009
Facility	Final maturity	Interest rate	Facility amount		Unused borrowing capacity	Outstanding principal amount
			in millions

Facility I	April 1, 2010	E+ 2.50%	€48.	[13]	€48	€—
Facility L	July 3, 2012	E+ 2.25%	€230.	[14]	175	55
Facility M	Dec. 31, 2014[15]	E+ 2.00%	€971	[16]	—	971
Facility N	Dec. 31, 2014[15]	L+ 1.75%	$1,400		—	996
Facility O	July 31, 2013	SR+ 2.75%	HUF 5,963 / PLN115		—	48
Facility P	Sept. 2, 2013	L+ 2.75%	$512		—	364
Facility Q	July 31, 2014[17]	E+ 2.75%	€337		100	237
Facility R	Dec. 31, 2015[17]	E+ 3.25%	€263		—	263
Facility S	Dec. 31, 2016[18]	E+ 3.75%	€1,700		—	1,700
Facility T	Dec. 31, 2016[18]	L+ 3.50%	$500		—	356
Facility U	Dec. 31, 2017[19]	E+ 4.00%	€1,219	[16]	—	1,219

Total					€323	€6,209

Disposition of UPC Slovenia

On July 15, 2009, one of our subsidiaries sold 100% of its interest in UPC Slovenia to Mid Europa Partners for a cash purchase price of €119.5 million, before working capital adjustments.

About UPC Holding

UPC Holding connects its customers to the world of entertainment, communications and information, by offering advanced video, voice and broadband internet services. As of June 30, 2009, UPC Holding operated state-of-the-art networks in Europe and Chile, serving 10.2 million customers in 10 countries.

Disclaimer

This press release contains forward-looking statements, including our expectations with respect to our future growth prospects, and our liquidity and access to capital markets, including our borrowing availability; the timing and impact of our roll-out of advanced products and services, including our EuroDOCSIS 3.0 deployment; our insight and expectations regarding competitive and economic factors in our markets; the impact of our M&A activity on our operations and financial performance; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of UPC Holding’s services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow, control capital expenditures as measured by a percentage of revenue and achieve assumed margins, the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, as well as other factors detailed from time to time in Liberty Global’s filings with the Securities and Exchange Commission including Liberty Global’s most recently filed Forms 10-K and 10-Q. These forward-looking statements speak only as of the date of this release. UPC Holding expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in UPC Holding’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

UPC Holding is required under the terms of the indentures for its Senior Notes to provide certain financial information regarding UPC Holding to bondholders on a quarterly basis. UPC Broadband Holding B.V. (“UPC Broadband Holding”), a wholly-owned subsidiary of UPC Holding, is a borrower and UPC Holding is a guarantor of outstanding indebtedness under a senior secured credit facility (the “UPC Broadband Holding Bank Facility”) which also requires the provision of certain financial and related information to the lenders. This press release is being issued at this time, in connection with those obligations, due to the contemporaneous release by Liberty Global of its June 30, 2009 results. The financial information contained herein is preliminary and subject to change. UPC Holding presently expects to issue its unaudited condensed consolidated financial statements prior to the end of August 2009, at which time they will be posted to the investor relations section of the Liberty Global website (www.lgi.com) under the fixed income heading. Copies will also be available from the Trustee for the Senior Notes.

For more information, please contact:

Investor Relations		Corporate Communications
Christopher Noyes	+1 303.220.6686	Bert Holtkamp	+1 303.220.6693
K.C. Dolan	+1 303.220.4202
Molly Bruce	+31 20.778.9447

1                   UPC Slovenia was sold on July 15, 2009 and we have treated UPC Slovenia as a discontinued operation in our condensed consolidated financial statements. As a result, the results of operations and cash flows of UPC Slovenia have been reclassified to discontinued operations for all periods presented. Additionally, we are reporting subscriber metrics excluding the impact of this discontinued operation.

2                   Please see footnotes to the operating data table for the definition of revenue generating units (“RGUs”). Organic figures exclude RGUs of acquired entities at the date of acquisition but include the impact of changes in RGUs from the date of acquisition. Organic figures represent additions on a net basis.

3                   Please see page 10 for our definition of operating cash flow and a reconciliation to operating income.

4                   For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the respective period in 2009, we have adjusted our historical 2008 revenue and OCF to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2008 and 2009 in the respective 2008 rebased amounts to the same extent that the revenue and OCF of such entities are included in our 2009 results and (ii) reflect the translation of our 2008 rebased amounts at the applicable average exchange rates that were used to translate our 2009 results. Please see page 7 for supplemental information.

5                   OCF margin is calculated by dividing OCF by total revenue for the applicable period.

6                   Advanced services represent our services related to digital video, including digital cable and direct-to-home (“DTH”), broadband internet and telephony.

7                   ARPU per customer relationship refers to the average monthly subscription revenue per average customer relationship. ARPU or ARPU per RGU refers to the average monthly subscription revenue per average RGU. In both cases, the amounts are calculated by dividing the average monthly subscription revenue (excluding installation, late fees and mobile telephony revenue) for the indicated period, by the average of the opening and closing balances for customer relationships or RGUs, as the case may be, for the period. The growth rate for ARPU per customer relationship for UPC is not adjusted for currency impacts unless otherwise noted.

8                   Digital penetration is calculated by dividing digital cable RGUs by the total of digital and analog cable RGUs.

9                   The following abbreviations related to digital video services are defined as follows: DVR – digital video recorder; HD – high definition and VoD – video-on-demand.

10              An amount equal to the outstanding principal and interest balance due under the VTR Bank Facility is held in a cash collateral account that is reflected as restricted cash in our consolidated balance sheet.

11              Of this amount, €331 million and €352 million of restricted cash as of June 30, 2009 and March 31, 2009, respectively, relates to our VTR Bank Facility.

12              Our covenant calculations are based on debt figures which take into account currency swaps. Thus, the debt used in the calculations may differ from the debt balances reported within the financial statements.

13              The total committed facility amount of Facility I is €250 million, however, €202 million has been novated to Liberty Global Europe B.V., which is a direct subsidiary of UPC Broadband Holding, and therefore, third-party commitments were €48 million.

14              The total committed facility amount of Facility L is €830 million, however, €600 million has been novated to Liberty Global Europe B.V., and therefore, third-party commitments were €230 million.

15              The final maturity date for Facilities M and N is the earlier of (i) December 31, 2014 and (ii) October 17, 2013, the date falling 90 days prior to the date on which the UPC Holding Senior Notes due 2014 fall due, if such Senior Notes have not been repaid, refinanced or redeemed prior to such date.

16              In July of 2009, the remaining €16 million of novations were completed, after which approximately €954 million of Facility M and €1,236 million of Facility U are outstanding.

17              The final maturity dates for Facilities Q and R are the earlier of (i) July 31, 2014 and December 31, 2015, respectively, and (ii) October 17, 2013, the date falling 90 days prior to the date on which the UPC Holding Senior Notes due 2014 fall due, if such Senior Notes have not been repaid, refinanced or redeemed prior to such date.

18              The final maturity date for Facilities S and T will be the earlier of (i) December 31, 2016 and (ii) October 17, 2013, the date falling 90 days prior to the date on which the UPC Holding Senior Notes due 2014 fall due, if, on such date, such notes are outstanding in an aggregate principal amount of €250 million or more.

19              The final maturity date for Facility U is the earlier of (i) December 31, 2017 and (ii) October 17, 2013, the date falling 90 days prior to the date on which the UPC Holding Senior Notes due 2014 fall due, if, on such date, such notes are outstanding in an aggregate principal amount of €250 million or more.

Revenue and Operating Cash Flow

The following tables present preliminary revenue and operating cash flow by reportable segment for the three and six months ended June 30, 2009, as compared to the corresponding prior year period. All of the reportable segments derive their revenue primarily from broadband communications services, including video, voice and broadband internet services. Certain segments also provide competitive local exchange carrier and other business-to-business communications services. At June 30, 2009, our operating segments in UPC Holding provided services in ten countries, consisting of our UPC Broadband Division in Europe and VTR in Chile. Other Central and Eastern Europe segment includes our operating segments in the Czech Republic, Poland, Romania and Slovakia.

During the first quarter of 2009, we changed our reporting such that we no longer include video-on-demand costs within the central and corporate operations category of UPC. Instead, we present these costs within the individual operating segments of UPC. Segment information for all periods presented has been recast to reflect the reclassification of these costs. Additionally, our reportable segments have been reclassified for all periods to present UPC Slovenia as a discontinued operation. Previously, UPC Slovenia was included in our Other Central and Eastern Europe segment. We present only the reportable segments of our continuing operations in the following tables.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2009, we have adjusted our historical revenue and OCF for the three and six months ended June 30, 2008 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2008 and 2009 in our rebased amounts for the three and six months ended June 30, 2008 to the same extent that the revenue and OCF of such entities are included in our results for the three and six months ended June 30, 2009 and (ii) reflect the translation of our rebased amounts for the three and six months ended June 30, 2008 at the applicable average exchange rates that were used to translate our results for the three and six months ended June 30, 2009. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the three months ended June 30, 2008 include three small acquisitions in Europe. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the six months ended June 30, 2008 include four small acquisitions in Europe. We have reflected the revenue and OCF of these acquired entities in our 2008 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between generally accepted accounting principles in the U.S. (“GAAP”) and local generally accepted accounting principles, (ii) any significant effects of post-acquisition purchase accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical 2008 results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our 2008 rebased amounts have not been prepared with a view towards complying with Article 11 of the Securities and Exchange Commission’s Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased 2008 amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing 2009 growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance for 2008. Therefore, we believe our rebased data is not a non-GAAP measure as contemplated by Regulation G or Item 10 of Regulation S-K.

The selected financial data contained herein is preliminary and unaudited and subject to possible adjustments in connection with the publication of UPC Holding’s June 30, 2009 unaudited condensed consolidated financial statements. In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the Euro change and percentage change from period to period, (iii) the percentage change from period to period, after removing foreign currency translation effects (FX), and (iv) the percentage change from period to period on a rebased basis. The comparisons that exclude FX assume that exchange rates remained constant during the periods that are included in each table.

Revenue

	Three months ended June 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2009	2008	€	%	%	Rebased %
	in millions
UPC Broadband Division:
The Netherlands	€203.6	€198.8	€4.8	2.4%	2.4%	—
Switzerland	182.4	171.8	10.6	6.2%	(0.4)%	—
Austria	86.8	92.1	(5.3)	(5.8)%	(5.8)%	—
Ireland	61.9	61.2	0.7	1.1%	1.1%	—
Total Western Europe	534.7	523.9	10.8	2.1%	(0.1)%	(0.2)%
Hungary	58.3	69.4	(11.1)	(16.0)%	(3.2)%	—
Other Central and Eastern Europe	138.9	151.8	(12.9)	(8.5)%	5.9%	—
Total Central and Eastern Europe	197.2	221.2	(24.0)	(10.8)%	3.1%	2.5%
Central and corporate operations	1.4	1.7	(0.3)	(17.6)%	(17.6)%	—
Total UPC Broadband Division	733.3	746.8	(13.5)	(1.8)%	0.8%	0.5%
VTR (Chile)	126.8	124.6	2.2	1.8%	6.6%	6.6%
Total UPC Holding	€860.1	€871.4	€(11.3)	(1.3)%	1.6%	1.3%

	Six months ended June 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2009	2008	€	%	%	Rebased %
	in millions
UPC Broadband Division:
The Netherlands	€408.1	€399.5	€8.6	2.2%	2.2%	—
Switzerland	364.9	340.0	24.9	7.3%	0.6%	—
Austria	174.6	185.3	(10.7)	(5.8)%	(5.8)%	—
Ireland	123.0	120.1	2.9	2.4%	2.4%	—
Total Western Europe	1,070.6	1,044.9	25.7	2.5%	0.3%	0.1%
Hungary	116.8	136.1	(19.3)	(14.2)%	(1.9)%	—
Other Central and Eastern Europe	273.4	298.0	(24.6)	(8.3)%	5.5%	—
Total Central and Eastern Europe	390.2	434.1	(43.9)	(10.1)%	3.2%	2.6%
Central and corporate operations	2.5	3.0	(0.5)	(16.7)%	(16.7)%	—
Total UPC Broadband Division	1,463.3	1,482.0	(18.7)	(1.3)%	1.1%	0.7%
VTR (Chile)	246.2	249.0	(2.8)	(1.1)%	8.1%	8.1%
Total UPC Holding	€1,709.5	€1,731.0	€(21.5)	(1.2)%	2.1%	1.7%

Operating Cash Flow

	Three months ended June 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2009	2008	€	%	%	Rebased %
	in millions
UPC Broadband Division:
The Netherlands	€116.9	€107.8	€9.1	8.4%	8.4%	—
Switzerland	101.8	88.0	13.8	15.7%	8.7%	—
Austria	43.4	48.7	(5.3)	(10.9)%	(10.9)%	—
Ireland	25.9	22.8	3.1	13.6%	13.6%	—
Total Western Europe	288.0	267.3	20.7	7.7%	5.4%	5.4%
Hungary	29.3	35.1	(5.8)	(16.5)%	(3.8)%	—
Other Central and Eastern Europe	68.6	78.6	(10.0)	(12.7)%	1.0%	—
Total Central and Eastern Europe	97.9	113.7	(15.8)	(13.9)%	(0.5)%	(1.1)%
Central and corporate operations	(32.9)	(37.0)	4.1	11.1%	10.3%	—
Total UPC Broadband Division	353.0	344.0	9.0	2.6%	5.2%	5.2%
VTR (Chile)	51.5	52.5	(1.0)	(1.9)%	2.9%	2.9%
Total	€404.5	€396.5	€8.0	2.0%	4.9%	4.9%

	Six months ended June 30,		Increase (decrease)		Increase (decrease) excluding FX	Increase (decrease)
	2009	2008	€	%	%	Rebased %
	in millions
UPC Broadband Division:
The Netherlands	€233.9	€218.6	€15.3	7.0%	7.0%	—
Switzerland	201.9	176.1	25.8	14.7%	7.5%	—
Austria	87.8	94.3	(6.5)	(6.9)%	(6.9)%	—
Ireland	49.4	45.4	4.0	8.8%	8.8%	—
Total Western Europe	573.0	534.4	38.6	7.2%	4.9%	4.8%
Hungary	58.7	69.3	(10.6)	(15.3)%	(3.3)%	—
Other Central and Eastern Europe	137.6	152.4	(14.8)	(9.7)%	3.7%	—
Total Central and Eastern Europe	196.3	221.7	(25.4)	(11.5)%	1.6%	0.9%
Central and corporate operations	(71.0)	(75.3)	4.3	5.7%	4.1%	—
Total UPC Broadband Division	698.3	680.8	17.5	2.6%	4.8%	4.7%
VTR (Chile)	98.5	102.9	(4.4)	(4.3)%	4.7%	4.7%
Total	€796.8	€783.7	€13.1	1.7%	4.8%	4.7%

Operating Cash Flow Definition and Reconciliation

Operating cash flow is not a GAAP measure. Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance and to decide how to allocate resources to segments. As we use the term, operating cash flow is defined as revenue less operating and SG&A expenses (excluding stock-based compensation, related-party fees and allocations, depreciation and amortization, and impairment, restructuring and other operating charges or credits). Other operating charges or credits include gains and losses on the disposition of long-lived assets and, effective with our adoption of SFAS 141(R), due diligence, legal, advisory and other third-party costs directly related to our efforts to acquire controlling interests in entities. We believe operating cash flow is meaningful because it provides investors a means to evaluate the operating performance of our segments and our company on an ongoing basis using criteria that is used by our internal decision makers. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to other available GAAP measures because it represents a transparent view of our recurring operating performance and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. For example, our internal decision makers believe that the inclusion of impairment and restructuring charges within operating cash flow would distort the ability to efficiently assess and view the core operating trends in our segments. In addition, our internal decision makers believe our measure of operating cash flow is important because analysts and investors use it to compare our performance to other companies in our industry. However, our definition of operating cash flow may differ from cash flow measurements provided by other public companies. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings, cash flow from operating activities and other GAAP measures of income or cash flows. A reconciliation of UPC Holding’s total segment operating cash flow to operating income is presented below.

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
	in millions
Total segment operating cash flow	€404.5	€396.5	€796.8	€783.7
Stock-based compensation expense	(9.1)	(9.8)	(12.5)	(18.2)
Related-party fees and allocations, net	4.9	7.4	10.6	8.1
Depreciation and amortization	(264.0)	(273.7)	(525.3)	(541.5)
Impairment, restructuring and other operating charges, net*	(85.9)	(2.3)	(89.5)	(4.9)
Operating income	€50.4	€118.1	€180.1	€227.2

Capital Expenditure Summary

The following table provides UPC Holding capital expenditures for the indicated periods:

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
	in millions
UPC Broadband Division:
The Netherlands	€16.6	€24.6	€42.1	€66.3
Switzerland	48.8	45.7	102.9	74.5
Austria	19.3	19.3	39.5	30.7
Ireland	27.9	18.3	50.3	34.7
Total Western Europe	112.6	107.9	234.8	206.2
Hungary	16.6	19.8	27.8	37.5
Other Central and Eastern Europe	44.5	53.3	78.5	96.4
Total Central and Eastern Europe	61.1	73.1	106.3	133.9
Central and corporate operations	11.3	18.4	31.0	36.3
Total UPC Broadband Division	185.0	199.4	372.1	376.4
VTR (Chile)	33.0	28.9	66.4	60.1
Total UPC Holding	€218.0	€228.3	€438.5	€436.5

*         During the second quarter of 2009, we recorded an €85 million charge to impair a portion of the goodwill associated with our Romanian operating segment.

Operating Data Table

	Operating Data – June 30, 2009 - UPC Holding B.V. Consolidated
		Two-way			Video					Internet		Telephony
	Homes Passed(1)	Homes Passed(2)	Customer Relationships (3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Homes Serviceable(9)	Subscribers (10)	Homes Serviceable (11)	Subscribers (12)

UPC Broadband Division:
The Netherlands	2,753,000	2,648,100	1,989,200	3,272,400	1,299,400	687,000	—	—	1,986,400	2,648,100	693,000	2,601,200	593,000
Switzerland(13)	1,961,200	1,616,600	1,587,400	2,344,200	1,195,400	356,800	—	—	1,552,200	1,806,600	484,900	1,804,600	307,100
Austria	1,154,100	1,154,100	724,800	1,239,200	336,700	208,300	—	—	545,000	1,154,100	425,900	1,154,100	268,300
Ireland	875,900	552,800	542,400	684,100	187,500	251,000	—	80,200	518,700	552,800	121,600	448,500	43,800
Total Western Europe	6,744,200	5,971,600	4,843,800	7,539,900	3,019,000	1,503,100	—	80,200	4,602,300	6,161,600	1,725,400	6,008,400	1,212,200
Hungary	1,225,500	1,202,200	923,300	1,382,300	511,400	124,300	182,900	—	818,600	1,202,200	324,300	1,204,700	239,400
Romania	2,069,900	1,706,500	1,248,300	1,639,500	912,900	179,600	155,800	—	1,248,300	1,581,100	250,700	1,519,300	140,500
Poland	2,004,600	1,825,900	1,082,900	1,602,200	855,400	160,400	—	—	1,015,800	1,825,900	425,600	1,824,700	160,800
Czech Republic	1,308,200	1,198,400	776,100	1,131,400	187,500	353,100	111,100	—	651,700	1,198,400	334,800	1,194,300	144,900
Slovakia	485,600	418,300	290,000	365,100	205,000	42,700	30,300	4,600	282,600	383,200	58,000	383,200	24,500
Total Central and Eastern Europe	7,093,800	6,351,300	4,320,600	6,120,500	2,672,200	860,100	480,100	4,600	4,017,000	6,190,800	1,393,400	6,126,200	710,100
Total UPC Broadband Division	13,838,000	12,322,900	9,164,400	13,660,400	5,691,200	2,363,200	480,100	84,800	8,619,300	12,352,400	3,118,800	12,134,600	1,922,300

VTR (Chile)	2,564,800	1,871,100	1,038,800	2,129,800	417,500	472,600	—	—	890,100	1,871,100	628,800	1,857,100	610,900

Total Continuing Operations	16,402,800	14,194,000	10,203,200	15,790,200	6,108,700	2,835,800	480,100	84,800	9,509,400	14,223,500	3,747,600	13,991,700	2,533,200

Discontinued Operations – Slovenia	227,600	173,400	156,700	248,200	135,100	17,200	—	4,400	156,700	173,400	58,700	173,400	32,800

Total UPC Holding B.V.	16,630,400	14,367,400	10,359,900	16,038,400	6,243,800	2,853,000	480,100	89,200	9,666,100	14,396,900	3,806,300	14,165,100	2,566,000

Footnotes to Operating Data Table:

(1)

Homes Passed are homes or residential multiple dwelling units that can be connected to our networks without further extending the distribution plant, except for direct-to-home (DTH) and Multi-channel Multipoint (microwave) Distribution System (MMDS) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. With respect to MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used by Cablecom in Switzerland (see note 13) or the unbundled loop and shared access network used by one of our Austrian subsidiaries, UPC Austria GmbH (Austria GmbH), we do not report homes passed for Cablecom’s partner networks or the unbundled loop and shared access network used by Austria GmbH.

(2)

Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video and internet services and, in some cases, telephony services. Due to the fact that we do not own the partner networks used by Cablecom in Switzerland or the unbundled loop and shared access network used by Austria GmbH, we do not report two-way homes passed for Cablecom’s partner networks or the unbundled loop and shared access network used by Austria GmbH.

(3)

Customer Relationships are the number of customers who receive at least one of our video, internet or voice services that we count as Revenue Generating Units (RGUs), without regard to which, or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (EBU) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. Customer Relationships generally are counted on a unique premise basis. Accordingly, if an individual receives our services in two premises (e.g. primary home and vacation home), that individual will count as two Customer Relationships. We exclude mobile customers from Customer Relationships.

(4)

Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premise basis such that a given premise does not count as more than one RGU for any given service. On the other hand, if an individual receives our service in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a permanent basis (e.g. VIP subscribers, free service to employees) are not counted as RGUs.

(5)

Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. In Europe, we have approximately 482,800 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service, with only a few channels.

(6)

Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. Individuals who receive digital cable service through a purchased digital set-top box but do not pay a monthly digital service fee are only counted as Digital Cable Subscribers to the extent we can verify that such individuals are subscribing to our analog cable service. We include 38,700 of these subscribers in the Digital Cable Subscribers reported for Cablecom. Subscribers to digital cable services provided by Cablecom over partner networks receive analog cable services from the partner networks as opposed to Cablecom.

(7)	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

(8)	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via a multi-channel multipoint (microwave) distribution system.

(9)

Internet Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of broadband internet services if requested by the customer or building owner. With respect to Austria GmbH, we do not report as Internet Homes Serviceable those homes served either over an unbundled loop or over a shared access network.

(10)

Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers in Austria include 79,200 residential digital subscriber line (DSL) subscribers of Austria GmbH that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections.

(11)

Telephony Homes Serviceable are Two-way Homes Passed that can be connected to our network, or a partner network with which we have a service agreement, for the provision of telephony services if requested by the customer or building owner. With respect to Austria GmbH, we do not report as Telephony Homes Serviceable those homes served over an unbundled loop rather than our network.

(12)

Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers in Austria include 43,000 residential subscribers of Austria GmbH that are not serviced over our networks.

(13)

Pursuant to service agreements, Cablecom offers digital cable, broadband internet and telephony services over networks owned by third-party cable operators (partner networks). A partner network RGU is only recognized if Cablecom has a direct billing relationship with the customer. Homes Serviceable for partner networks represent the estimated number of homes that are technologically capable of receiving the applicable service within the geographic regions covered by Cablecom’s service agreements. Internet and Telephony Homes Serviceable with respect to partner networks have been estimated by Cablecom. These estimates may change in future periods as more accurate information becomes available. Cablecom’s partner network information generally is presented one quarter in arrears such that information included in our June 30, 2009 subscriber table is based on March 31, 2009 data. In our June 30, 2009 subscriber table, Cablecom’s partner networks account for 82,700 Customer Relationships, 117,800 RGUs, 47,400 Digital Cable Subscribers, 190,000 Internet Homes Serviceable, 188,000 Telephony Homes Serviceable, 42,800 Internet Subscribers, and 27,600 Telephony Subscribers. In addition, partner networks account for 373,800 digital cable homes serviceable that are not included in Homes Passed or Two-way Homes Passed in our June 30, 2009 subscriber table.

Additional General Notes to Tables:

With respect to Chile, residential multiple dwelling units with a discounted pricing structure for video, broadband internet or telephony services are counted on an EBU basis. With respect to commercial establishments, such as bars, hotels and hospitals, to which we provide video and other services primarily for the patrons of such establishments, the subscriber count is generally calculated on an EBU basis by our subsidiaries. EBU is calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. On a business-to-business basis, certain of our subsidiaries provide data, telephony and other services to businesses, primarily in the Netherlands, Switzerland, Austria, Ireland, and Romania. We generally do not count customers of these services as subscribers, customers or RGUs.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.